Exhibit 99.2

Cutera, Inc. Announces Pricing of Offering of $100 Million of Convertible Senior Notes

BRISBANE, Calif. — (BUSINESS WIRE)— Dec. 8, 2022 — Cutera, Inc. (Nasdaq: CUTR) (“Cutera” or the “Company”), a leading provider of aesthetic and dermatology solutions, today announced the pricing of $100 million aggregate principal amount of 4.00% convertible senior notes due 2029 (the “notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Cutera also granted the initial purchasers of the notes an option to purchase up to an additional $20 million aggregate principal amount of the notes. The sale of the notes is expected to close on December 12, 2022, subject to customary closing conditions.

The notes will be general senior, unsecured obligations of Cutera, and will bear interest at a rate of 4.00% per year. Interest will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2023. The notes will mature on June 1, 2029, unless earlier converted, repurchased or redeemed. The initial conversion rate will be 17.1378 shares of Cutera’s common stock (“common stock”) per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $58.35 per share of common stock). The initial conversion price of the notes represents a premium of approximately 17.50% over the last reported sale price of Cutera’s common stock on Nasdaq Global Select Market on December 7, 2022. The notes will be convertible into cash, shares of Cutera’s common stock or a combination of cash and shares of Cutera’s common stock, at Cutera’s election.

Cutera may redeem the notes, at its option, on or after December 5, 2025, if the last reported sale price of Cutera’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on and including the trading day immediately preceding the date on which Cutera provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If a “fundamental change” (as defined in the indenture governing the notes) occurs at any time prior to the maturity date, holders of the notes may require Cutera to repurchase for cash all or any portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest. In addition, following certain corporate events or if Cutera issues a notice of redemption, Cutera will, under certain circumstances, increase the conversion rate for holders who convert their notes in connection with such corporate event or during a redemption period.

Cutera estimates that the net proceeds from the offering will be approximately $96.4 million (or approximately $115.8 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and estimated offering expenses payable by Cutera. Cutera intends to use approximately $20.8 million of the net proceeds to pay the aggregate cost of the capped call transactions described below. If the initial purchasers exercise their option to purchase additional notes, Cutera expects to use a portion of the net proceeds from the sale of such additional notes to enter into additional capped call transactions. Cutera intends to use the remainder of net proceeds from the offering for general corporate purposes, which may include placements of AviClear, working capital, capital expenditures and potential acquisitions and strategic transactions, potential repurchases of its common stock and potential repurchases or exchanges of its existing convertible senior notes.

In connection with the pricing of the notes, Cutera entered into capped call transactions with one of the initial purchasers or its affiliate and certain other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce potential dilution to Cutera’s common stock upon any conversion of the notes, with such reduction subject to a cap initially equal to $99.32 (which represents a premium of 100% over the last reported sale price of Cutera’s common stock on Nasdaq Global Select Market on December 7, 2022), and is subject to certain adjustments under the terms of the capped call transactions. If the initial purchasers exercise their option to purchase additional notes, Cutera expects to enter into additional capped call transactions with the option counterparties. Cutera expects that, in connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates may enter into various derivative transactions with respect to Cutera’s common stock and/or purchase shares of Cutera’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Cutera’s common stock or the notes at that time.

In addition, Cutera expects that the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Cutera’s common stock and/or purchasing or selling Cutera’s common stock or other securities of Cutera in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so on each exercise date for the capped call transactions). This activity could also cause or prevent an increase or a decrease in the market price of Cutera’s common stock or the notes, and to the extent the activity occurs during any observation period related to a conversion of notes, this could affect the value of the consideration that a noteholder will receive upon conversion of its notes.

Neither the notes, nor any shares of Cutera’s common stock potentially issuable upon conversion of the notes, have been, nor will be, registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Contact

Greg Barker

VP, Corporate FP&A

415-657-5500

IR@cutera.com